Exhibit 99.1

Contact: Judy Spencer

pressrelease@comstockhomes.com

703.230.1146

COMSTOCK HOMEBUILDING COMPANIES, INC.

ANNOUNCES DEPARTURE OF CFO, BRUCE LABOVITZ

Reston, Virginia (May 27, 2009) – Comstock Homebuilding Companies, Inc. (Nasdaq: CHCI) (“Comstock” or the “Company”) today announced that effective May 22, 2009 Bruce Labovitz, formerly the Chief Financial Officer, is no longer employed by the Company. Jeff Dauer, the Chief Accounting Officer, has assumed the Chief Financial Officer position on an interim basis.

“I believe Jeff’s considerable accounting and finance background, his track record of generating accurate and timely quarterly and annual reports for Comstock over the past several years, and his thorough understanding of Sarbanes Oxley and the accounting issues relative to our industry make him well suited for this role at Comstock Homebuilding Companies,” said Christopher Clemente, Comstock’s Chairman and Chief Executive Officer. “Effective immediately I will be working directly with our lenders in an effort to develop a solution that is a win-win for all parties in hopes of finding common ground that affords Comstock Homebuilding Companies an opportunity to continue operations.”

About Comstock Homebuilding Companies, Inc.

Comstock Homebuilding Companies, Inc. is a publically traded real estate enterprise with a focus on a variety of affordably priced, for-sale residential products. The company currently operates as Comstock Homes in the Washington, D.C.; Raleigh, NC; and Atlanta, GA markets. Comstock trades on Nasdaq as CHCI. For more information please visit www.comstockhomebuilding.com.

Cautionary Statement

This release may contain “forward-looking” statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s Form 10-K as filed with the Securities and Exchange Commission on March 31, 2009. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.